Exhibit 10.1

Description of Senior Management Bonus Program

(as amended on December 8, 2014)

The following is a description of the senior management bonus program, as adopted by the compensation committee (the “Committee”) of the board of directors of Houston Wire & Cable Company (the “Company”) on December 8, 2014.  The bonus program provides for the payment of discretionary annual cash bonuses to employees who are considered senior management level.  The bonus program is administered by the Committee, which has full authority to select participants, set bonus amounts and fix performance targets.  The Company’s board of directors receives a report from the Committee of all awards granted and targets established.

Beginning in 2015, the bonus is based on a single performance incentive measure: EBITDA (net income, plus interest expense, income tax provision, depreciation and amortization).  For each participant, the potential bonus award is based on the employee’s salary for the year with respect to which the bonus is payable (the “Bonus Year”) and the Company’s performance as against three EBITDA measures set by the Committee for the Bonus Year – “threshold,” “target” and “stretch.” If the Company achieves the EBITDA “threshold” amount, then the participant qualifies to receive a cash bonus equal to 10% of his or her salary; if the Company achieves the EBITDA “target” amount, the bonus will increase to 25% of base salary, and if the Company achieves the “stretch” amount, the bonus will be 50% of base salary, which is the maximum bonus payable under the program.  EBITDA performance between specified amounts will result in a bonus calculated on a straight line basis between the percentages that would apply at the specified amounts.  If the Company’s EBITDA is less than the threshold amount for the Bonus Year, no cash bonus will be payable under the program.  All bonuses are payable the year following the Bonus Year, after receipt of (and subject to) the audit of the financial statements for the Bonus Year.

The Committee retains full discretion to adjust the EBITDA amounts for a particular Bonus Year in the event the Company makes an acquisition during the Bonus Year or to reflect unusual items.

No award will be paid for any full or partial year to a participant whose employment with the Company terminates prior to the time the bonus is paid.  In all cases the payment is in the discretion of the Committee, and the Committee retains the right to terminate a participant’s participation in the bonus program at any time, in which case no bonus will be paid.

The Chief Executive Officer’s bonus, as described in his employment contract, is based on performance targets established by the Committee and board of directors each year.